AMENDMENT NO. 2 TO CREDIT AGREEMENT

        This Amendment No. 2 to Credit Agreement (this “Amendment”) is entered into as of June 30, 2008 by and among The Manitowoc Company, Inc., a Wisconsin corporation (the “Borrower”), the Subsidiary Borrowers signatory hereto (together with the Borrower, the “Borrowers”), JPMorgan Chase Bank, N.A., individually, as administrative agent (the “Administrative Agent”) and as Collateral Agent, and the other financial institutions signatory hereto.

RECITALS

        A.        The Borrowers, the Administrative Agent and the Lenders are party to that certain credit agreement dated as of April 14, 2008, as previously amended (as so amended, the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

        B.        The Borrowers, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.

        Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

            1.       Amendment to Credit Agreement. Upon the “Effective Date” (as defined below), the Credit Agreement shall be amended as follows:

(a) The defined term “Guarantee” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Guarantee”of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any property constituting direct or indirect security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or to advance or supply funds for the foregoing so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation or (e) otherwise to assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, Buy-Back Obligations or any guarantee by the Borrowers or any Subsidiary Guarantor of the obligations of any Subsidiary in respect of intra-day overdrafts incurred by such Subsidiary in accordance with customary practices and in the ordinary course of business of such Subsidiary. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated contingent liability in respect thereof as determined by the Borrower in good faith.

(b) The defined term “Press Release” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Press Release” means the Original Press Release as supplemented and modified by the Supplemental Press Release and the Second Supplemental Press Release.

(c) The defined term “Term Y Commitment” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Y Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Y Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term Y Loans. The amount of each Lender’s Term Y Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Y Commitment is $1,325,000,000.

(d) The defined term “Second Supplemental Press Release” is added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Second Supplemental Press Release” means the press release in the form agreed by the Administrative Agent announcing the Borrower’s increase of its prior offer for the Target Shares (and supplementing the previously publicly announced proposed terms of the Acquisition as to price but not otherwise), such press release to be made, if at all, following completion of the auction relating to the Target Shares scheduled for June 30, 2008.

(e) Section 5.14(a)(v) of the Credit Agreement is hereby deleted and replaced with the following:

(v)(i) issue the Original Press Release or ensure that the Original Press Release is issued within five days of the date of this Agreement, (ii) issue the Supplemental Press Release or ensure that the Supplemental Press Release is issued within five days of the date of Amendment No. 1 to this Agreement and (iii) issue the Second Supplemental Press Release or ensure that the Second Supplemental Press Release is issued within five days of the date of Amendment No. 2 to this Agreement if the Borrower’s offer is recommended by the Target after completion of the auction relating to the Target Shares scheduled for June 30, 2008.

(f) Section 6.03(a)(xix) of the Credit Agreement is hereby deleted and replaced with the following:

(xix) prior to March 31, 2009, the Borrower or its Subsidiaries may consummate the Sale Transaction on terms acceptable to the Administrative Agent.

(g) Section 9.02(b) of the Credit Agreement is hereby amended by deleting the phrase “May 18, 2008” and replacing it with “June 30, 2008".

(h) Schedule 2.01 to the Credit Agreement is hereby deleted and replaced with the form of Schedule 2.01 attached hereto.

            2.       Amendment to All Credit Documents. Upon the Effective Date all references in the Credit Documents (including, but not limited to, in the Credit Agreement) to “$2,675,000,000” shall be deemed deleted and corresponding references to “$2,925,000,000” shall be substituted in lieu thereof.

            3.       Representations and Warranties of the Borrowers. The Borrowers represent and warrant that:

(a) The execution, delivery and performance by the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of the date hereof (other than representations and warranties that relate solely to an earlier date);

(c) After giving effect to this Amendment, no Default has occurred and is continuing.

            4.       Effective Date. This Amendment shall become effective upon the execution and delivery hereof by the Borrowers, the Administrative Agent and all of the Lenders; provided that Sections 1 and 2 hereof shall not become effective until the date (the “Effective Date”) when the following additional conditions have also been satisfied:

(a) The Administrative Agent shall have received documents and certificates relating to the authorization of this Amendment and the transactions contemplated hereby by the Borrowers and each Subsidiary Guarantor in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a reasonably satisfactory solvency certificate from a Financial Officer of the Borrower as to the solvency of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) after giving effect to the Transactions.

(c) Each of the Credit Parties shall have executed and delivered to the Administrative Agent a Reaffirmation of Guaranty and Collateral Documents in the form of Exhibit A hereto.

(d) The Administrative Agent shall have received an executed legal opinion from Foley & Lardner LLP in form and substance satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(e) The Borrower shall have paid (or made arrangements satisfactory to the Administrative Agent for payment) to the Administrative Agent (for the benefit of the Lenders and their applicable Affiliates) all separately agreed fees, which fees shall be deemed fully earned and non-refundable on the Effective Date.

(f) The Borrowers shall have provided such other corporate and other certificates, opinions, documents, instruments and agreements as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders promptly of the occurrence of the Effective Date and such notice shall be conclusive and binding on all parties hereto. In the event the Effective Date has not occurred on or before June 30, 2008, Sections 1 and 2 hereof shall not become operative and shall be of no force or effect.

            5.       Reference to and Effect Upon the Credit Agreement.

(a) Except as specifically amended or waived above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Credit Agreement or any other Credit Document, nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c) This Amendment shall be deemed to be a Credit Document for all purposes of the Credit Documents.

        6.       Costs and Expenses. The Borrower hereby affirms its obligations under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

        7.       Governing Law. This Agreement shall be construed in accordance with and governed by the law (without regard to conflict of law provisions) of the State of New York.

        8.       Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

        9.       Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

THE MANITOWOC COMPANY, INC.
By /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Senior Vice President, General Counsel & Secretary
MANITOWOC EMEA HOLDING SARL
By /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Manager
MANITOWOC HOLDING ASIA SAS
By /s/ Maurice D. Jones
Name: Maurice D. Jones
Title: General Manager

[The Manitowoc Company, Inc. Amendment No. 2]

JPMORGAN CHASE BANK, N.A., individually and as
Administrative Agent and Collateral Agent
By /s/ Mike Kelly
Name: Mike Kelly
Title: V.P.

[The Manitowoc Company, Inc. Amendment No. 2]

DEUTSCHE BANK AG NEW YORK BRANCH
By /s/ David Mayhew
Name: David Mayhew
Title: Managing Director
By /s/ Patrick W. Dowling
Name: Patrick W. Dowling
Title: Director

[The Manitowoc Company, Inc. Amendment No. 2]

MORGAN STANLEY SENIOR FUNDING, INC.
By /s/ Whitner H. Marshall
Name: Whitner H. Marshall
Title: Vice President Morgan Stanley Senior Funding Inc.

[The Manitowoc Company, Inc. Amendment No. 2]

BNP PARIBAS
By /s/ Jordan Schweon
Name: Jordan Schweon
Title: Managing Director Loan & High Yield Capital Markets
By /s/ Andrew Kirby
Name: Andrew Kirby
Title: Vice President

[The Manitowoc Company, Inc. Amendment No. 2]